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                                                                    EXHIBIT 10.1


[GLOBALSCAPE LOGO]                            NEWS RELEASE
                                           Contact:  Karen R. Mella
                                               Vice President Investor Relations
                                               (210) 547-1000
[ATSI LOGO]                            E-mail: kmelfa@atsi.net
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                                     Web Site: www.globalscape.com
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                                               www.atsi.net
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            GlobalSCAPE Names Former Comdisco Executive to CEO Post

SAN ANTONIO, TEXAS, September 29, 2000 - GlobalSCAPE, Inc. today announced that Tim Nicolaou has been hired as the Chief Executive Officer of GlobalSCAPE, effective October 16, 2000. Sandra Poole-Christal will continue in her role as President and Chief Operating Officer. GlobalSCAPE is a majority-owned Internet software subsidiary of American TeleSource International, Inc. (AMEX: AI).
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Arthur L. Smith, Chairman and CEO of ATSI, stated, "GlobalSCAPE conducted an extensive search engaging the expertise of Korn/Ferry International, a leader among senior-level executive search firms, to identify Tim as the prime candidate to lead the GlobalSCAPE team. Considering the quality of his industry experience, Tim will play a major role in strengthening GlobalSCAPE's competitive position in the Internet software market and the financial markets."

Mr. Nicolaou has been serving as Vice President, Product Management of the Web Services Division for Chicago-based Comdisco, Inc. (NYSE: CDO; market cap of approximately $3 billion). He was responsible for the development and implementation of the marketing plan for the company's new services division, managing product development, product marketing and sales support functions. Comdisco provides global technology services including continuity, Web services, network services, and IT Control and Predictability solutions. The company's revenue for the 12 months ended June 30, 2000 was $3.8 billion. Comdisco serves more than 4,000 customers through more than 100 locations worldwide, including North America, South America, Europe and the Asia/Pacific Rim.

Prior to Comdisco, Mr. Nicolaou served as Executive Vice President of Sales and Marketing for Computer Concepts Corp., (renamed Direct Insite Corp. trading on Nasdaq Small Cap: DIRI), Vice President of Sales, Industrial Products Division for United States Data Corporation, and Management Consultant for Perot Systems (NYSE: PER). He has an MBA from Southern Methodist University, Edwin L. Cox School of Business Administration and a BA in Computer Science from the University of Texas.
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Sandra Poole-Christal stated, "The addition of Tim as CEO is a milestone event in the evolution of our Company. The solid experience he brings to GlobalSCAPE will enhance our ability to successfully accelerate our growth strategy. We remain focused on introducing innovative new products and services, delivering strong financial performance and building value for our shareholders."

Tim Nicolaou commented, "GlobalSCAPE has a solid track record of developing and delivering quality products to consumers worldwide. Looking ahead, this Company is well positioned as an innovator in the peer to peer space and to offer Web services that enhance computing power at the desktop level. This is an exciting time to be a player in the Internet software industry, and I am eager to combine my experience with the talented GlobalSCAPE team."

GlobalSCAPE recently filed its initial Form 10Q with the SEC in which it reported operating results for the three and six-month periods ended June 30, 2000. For the six month period ended June 30, 2000, GlobalSCAPE reported revenues of approximately $3.0 million, income from operations of approximately $955,000 and net income of approximately $602,000, or $0.05 per common share outstanding. In addition, ATSI recently completed the distribution of a portion of its ownership in GlobalSCAPE to the ATSI shareholders, retaining approximately 70% ownership of GlobalSCAPE.

GlobalSCAPE, Inc. is a leader in the development, marketing, and support of award winning Internet-based software in a broad array of categories including client and server applications, Internet utilities and Web site development tools. GlobalSCAPE is able to provide millions of users with complementary content and a variety of online services designed to make life online more enjoyable and productive.

American TeleSource International, Inc. is an emerging international carrier serving the rapidly expanding niche markets in and between Latin America and the United States. The Company's borderless strategy includes the deployment of a "next generation" network for more efficient and cost effective service offerings of domestic and international voice and data. ATSI has clear advantages over the competition through its corporate framework consisting of unique licenses, interconnection and service agreements, network footprint and extensive retail distribution.

This news release contains forward looking statements. These statements describe management's beliefs and expectations about the future. We have identified forward looking statements by using words such as "expect," "believe," and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. More detailed information about GlobalSCAPE, Inc and American TeleSource International, Inc. is available in both Companies' public filings with the Security and Exchange Commission.